[Home Office: [Service Center: 1 Corporate Way P.O. Box 24068 Lansing, Michigan 48951 Lansing, MI 48909-4068 1 -800-644-4565] www.jackson.com] Jackson National Life Insurance Company® Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company" or "Jackson®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson. PLEASE NOTE THAT THIS CONTRACT HAS REFERENCES TO AND UTILIZATION OF EXTERNAL INDEXES. WHILE THE CONTRACT VALUES MAY BE AFFECTED BY THE EXTERNAL INDEXES, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS. AN INDEX ADJUSTMENT TO THE INDEX ACCOUNT IS NOT GUARANTEED AND MAY VARY BASED UPON THE PERFORMANCE OF THE INDEXES. WHEN ALL OR ANY PORTION OF THE INDEX ACCOUNT VALUE IS WITHDRAWN, ANNUITIZED, OR TRANSFERRED TO THE FIXED ACCOUNT, IT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT (MVA) AS SET FORTH IN THE CONTRACT DATA PAGES. THE WITHDRAWAL VALUE AVAILABLE UNDER THIS CONTRACT IS EQUAL TO THE CONTRACT VALUE ADJUSTED FOR ANY APPLICABLE MVA. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE FINANCIAL PROFESSIONAL WHO SOLD YOU THE CONTRACT OR THE COMPANY WITHIN [10] DAYS AFTER YOU RECEIVE IT ([30] DAYS AFTER YOU RECEIVE IT IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT). THE COMPANY WILL REFUND THE PREMIUM PAID TO THE FIXED ACCOUNT, LESS THE AMOUNT OF ANY PARTIAL WITHDRAWALS FROM THE FIXED ACCOUNT, PLUS THE INDEX ACCOUNT VALUE WITHOUT DEDUCTION FOR ANY FEES AND CHARGES. RETURNED CONTRACTS ARE VOID. The Telephone Number for the [Issue State] Department of Insurance is [Insurance Department telephone number]. INDIVIDUAL SINGLE PREMIUM DEFERRED This Contract is signed by the Company REGISTERED INDEX-LINKED ANNUITY. DEATH BENEFIT AVAILABLE. INCOME OPTION AVAILABLE. NON -PARTICIPATING. President Secretary RILA285

TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 8 Contract Option Provisions 12 Withdrawal Provisions 14 Death Benefit Provisions 16 Income Provisions 19 Termination Provisions 22] If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Service Center identified on the Contract's cover page. RILA285 2

CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [45] Joint Owner: [No Joint Owner] Joint Owner Issue Age: [N/A] Annuitant: [John Doe] Annuitant Issue Age: [45] Joint Annuitant: [No Joint Annuitant] Joint Annuitant Issue Age: [N/A] Issue Date: [January 15, 2021] Issue State: [MI] Premium Amount: [$25,000] Income Date: [January 15, 2071] Primary Beneficiary(ies): [Brian Doe] Contingent Beneficiary(ies): [Jane Doe] RILA285-FB1 3a

CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT INFORMATION: Fixed Account Minimum Interest Rate (FAMIR): [1.00%] Fixed Account Minimum Value Percentage: [87.50%] Fixed Account Minimum Value Annual Expense Allowance: [$50] INTEREST RATE FOR ADJUSTMENTS DUE TO MISSTATEMENT OF AGE OR SEX: [1.00%] WITHDRAWALS: Minimum partial withdrawal amount unless as a scheduled part of an automatic withdrawal program: [$500] Minimum partial withdrawal amount as a scheduled part of an automatic withdrawal program: [$50] Minimum Contract Value remaining after a partial withdrawal: [$2,000] MVA Free Withdrawal Percentage: [10%] PREMIUM: Premium is money paid into this Contract for allocation into a Contract Option. This is a single Premium Contract. The Company may waive minimum and maximum Premium at any time, on a nondiscriminatory basis. Minimum Premium: [$25,000] Maximum Premium: [$1,000,000] SEPARATE ACCOUNT: [RILA Separate Account] RILA285-FB1 3b

CONTRACT DATA PAGES (CONT'D) MARKET VALUE ADJUSTMENT (MVA): An MVA is a positive or negative adjustment the Company applies to amounts You remove from an Index Account Option due to withdrawals, annuitizations or transfers to the Fixed Account during the MVA Period. In the event of a total withdrawal, any applicable MVA is applied to the Index Account value, less any MVA Free Withdrawal amount available at the time of the total withdrawal. MVA Period: First [six (6)] Contract Years. The MVA reflects the movement in the MVA Reference Rate since the Issue Date. The MVA may: 1. reduce the value of the amount paid, annuitized or transferred if the MVA Reference Rate on the date You remove Index Account value from an Index Account Option is greater than the MVA Reference Rate on the Issue Date of Your Contract; or 2. increase the value of the amount paid, annuitized or transferred if the MVA Reference Rate on the date You remove Index Account value from an Index Account Option is less than the MVA Reference Rate on the Issue Date of Your Contract. The Company applies the same MVA formula regardless of whether the formula results in an increase or decrease to amounts You remove from an Index Account Option. MVA formula. The Company calculates the MVA by multiplying the amount You withdraw less any applicable charges by the result of the formula below: (m/12) [1+ ] I (m/12) -1 [1+J ] where: I is the MVA Reference Rate on the Issue Date J is the MVA Reference Rate on the date of withdrawal m is the number of complete months remaining from the date of the removal to the end of the MVA Period. The Company will not apply an MVA to: 1. death benefit proceeds; 2. payment of charges or fees; 3. amounts You allocate to an Income Option that is life contingent or results in payments spread over at least five (5) years; 4. transfers within the Index Account; 5. exercise of Your Notice of Right to Examine Contract Provision; 6. withdrawals taken under the MVA Free Withdrawal provision; 7. withdrawals taken to satisfy the Required Minimum Distribution (RMD); 8. amounts You remove on the Latest Income Date; 9. amounts You remove from Your Contract after the end of MVA Period; or 10. withdrawals or transfers from the Fixed Account. RILA285-FB1 3c

CONTRACT DATA PAGES (CONT'D) MARKET VALUE ADJUSTMENT (MVA) (continued): MVA Reference Rate: [Bloomberg Barclays U.S. Intermediate Corporate Bond Index Yield to Maturity] The MVA Reference Rate applied on any day will be the MVA Reference Rate published on the prior Business Day. If the MVA Reference Rate is not published on the Business Day before the MVA is calculated, the Company will use the MVA Reference Rate for the most recent Business Day it was published. Discontinuation of or Substantial Change to the MVA Reference Rate. In the event that the MVA Reference Rate is no longer published, is discontinued, or if the calculation is substantially changed on the date You remove Contract Value from Your Contract then the Company may substitute a comparable method for determining the MVA Reference Rate. The Company will obtain approval from Your state insurance department and will notify You and any assignee before using a substitute method to calculate the MVA. RILA285-FB1 3d

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Service Center upon request. You may contact the Company's Service Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The [2012 Individual Annuity Mortality Period Table, with an interest rate of 1.00% and a 0% expense load], provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax.

RILA285-FB1 3e

DEFINITIONS ANNUITANT. The natural person(s) so designated on the Contract Data Pages, or by subsequent designation, on whose life the Company determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. BENEFICIARY(IES). The natural person(s) or legal entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial Beneficiary(ies) are shown on the Contract Data Pages. BUSINESS DAY. Any day that the Company and the New York Stock Exchange (NYSE) are open for business. The Business Day ends when the NYSE closes for the day. CONTRACT. The Individual Single Premium Deferred Registered Index-Linked Annuity described herein. CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The Contract Options for this Contract are the Fixed Account and the Index Account. CONTRACT VALUE. The Contract Value is equal to the sum of the Fixed Account value and the Index Account value. See the Contract Option Provisions for details of how the Fixed Account value and Index Account value are determined. CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force. CREDITING METHOD. A method of calculating the Index Adjustment. See the Supplemental Contract Data Pages and Crediting Method Endorsements for details. DUE PROOF. Evidence of death, including but not limited to a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company requires. FIXED ACCOUNT. A Contract Option in which amounts earn a declared rate of interest for a certain period. FIXED ACCOUNT MINIMUM INTEREST RATE (FAMIR). The Fixed Account Minimum Interest Rate is the minimum annual percentage at which Your money allocated to the Fixed Account will grow. The Company uses this rate to determine the Fixed Account Minimum Value (FAMV). The FAMIR is shown on the Contract Data Pages and is guaranteed for the life of the Contract. RILA285 4

DEFINITIONS (CONT'D) FIXED ACCOUNT MINIMUM VALUE (FAMV). The FAMV is equal to all amounts allocated to the Fixed Account, net of applicable taxes, multiplied by the Fixed Account Minimum Value Percentage, and; 1. reduced by partial withdrawals and transfers from the Fixed Account, and the Fixed Account Minimum Value Annual Expense Allowance; then 2. accumulated at the FAMIR. FIXED ACCOUNT MINIMUM VALUE ANNUAL EXPENSE ALLOWANCE. An annual deduction from the FAMV. On each Contract Anniversary, the Company will deduct the Fixed Account Minimum Value Annual Expense Allowance from the FAMV. The Fixed Account Minimum Value Annual Expense Allowance is shown on the Contract Data Pages. FIXED ACCOUNT MINIMUM VALUE PERCENTAGE. The Fixed Account Minimum Value Percentage is multiplied by Premiums and transfers allocated to the Fixed Account in the determination of the FAMV. The Fixed Account Minimum Value Percentage is shown on the Contract Data Pages. GOOD ORDER. The Company's receipt of all Premium, information, documentation, and/or instructions the Company requires before it will issue the Contract, credit any interest, or execute any transaction. INCOME DATE. The date on which Income Payments are scheduled to begin as described in the Income Provisions. The Income Date is shown on the Contract Data Pages. INCOME OPTION. Payment options as provided under the Income Provisions. INDEX(ES). A benchmark used to determine the Index Adjustment, if any, for a particular Index Account Option. See the Supplemental Contract Data Pages for the available Indexes as of the Issue Date. INDEX ACCOUNT. A Contract Option in which amounts are subject to an Index Adjustment for a specified period of time. See the Supplemental Contract Data Pages and Crediting Method Endorsements for detailed descriptions of the Index Account Options within the Index Account. Index Account Option availability is subject to change at the discretion of the Company on a non-discriminatory basis. INDEX ACCOUNT OPTION. An option within the Index Account for allocation of Contract Value. Each Index Account Option is defined by its term, Index and Crediting Method. INDEX ACCOUNT OPTION ANNIVERSARY. The Business Day concurrent with or immediately following each anniversary of the Issue Date. RILA285 5

DEFINITIONS (CONT'D) INDEX ACCOUNT OPTION TERM ANNIVERSARY. The Business Day concurrent with or immediately following the end of an Index Account Option term. INDEX ADJUSTMENT (IA). The adjustment amount to an Index Account Option on the Index Account Option Term Anniversary. This adjustment can be positive or negative, depending on Index performance and Crediting Method. INDEX ADJUSTMENT FACTOR(S). Parameters used to determine the Index Adjustment. These parameters are specific to the applicable Crediting Method(s). See the Supplemental Contract Data Pages and Crediting Method endorsements for additional details. INTERIM VALUE. The quantity used to adjust the Index Account Option value for withdrawals prior to the end of the Index Account Option term. The Interim Value uses prorated Index Adjustment Factors based on the elapsed portion of the Index Account Option term and the Interim Value Proration Factor (IVPF). For detailed information on the Interim Value, see the Crediting Method endorsements and the Supplemental Contract Data Pages. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. JOINT ANNUITANT. Each of multiple Annuitants. JOINT OWNER. Each of multiple Owners. LATEST INCOME DATE (LID). The Contract Anniversary on which You will be 95 years old, or such earlier date required by a Qualified Plan, law or regulation. MARKET VALUE ADJUSTMENT (MVA). A positive or negative adjustment to amounts You remove from an Index Account Option due to withdrawals, annuitizations or transfers to the Fixed Account during the MVA Period. The MVA formula and the MVA Period are shown on the Contract Data Pages. NON-QUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or legal entity(ies) that has all rights under the Contract, and is shown on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. References to the Owner include all Joint Owners, if applicable. PREMIUM. Money paid into this Contract for allocation into the Contract Options. QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. RILA285 6

DEFINITIONS (CONT'D) REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. SERVICE CENTER. The Company's administrative address and telephone number as identified on the Contract's cover page or as the Company may designate from time to time. WITHDRAWAL VALUE. The amount available upon a total withdrawal. The Withdrawal Value is equal to the Contract Value, adjusted for any applicable MVA. RILA285 7

GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless the Contract is owned by a legal entity. If the Contract is owned by a legal entity, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. Unless You specify otherwise, a change of Annuitant will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company reserves the right to limit the number of Joint Annuitants to two (2). When the Owner is a legal entity, the Annuitant may not be changed. ASSIGNMENT. To the extent allowed by state law, the Company may refuse consent to any assignment at any time, on a nondiscriminatory basis, if the assignment or ownership change would result in noncompliance with any applicable state or federal regulation. Unless restricted by endorsement, You may assign ownership of this Contract subject to the interests of assignees and irrevocable Beneficiaries. The Company will only be bound by an assignment if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center, recorded and acknowledged by the Company. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries, subject to the interest of assignees and irrevocable Beneficiaries. The Company will only be bound by a change in Beneficiary if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center and recorded. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change of Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request, and while You are alive. CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the state in which it is issued and any applicable federal laws. Any provision that is in conflict with the laws of the state in which the Contract is issued, or any federal law is amended to conform to the minimum requirements of such law. DEFERRAL OF PAYMENTS. If approved in writing by the chief insurance regulator of the Company's state of domicile, the Company may defer payment of Your request for a partial and/or total withdrawal from the Contract for a period not exceeding six (6) months. The Company will credit interest on deferred amounts as required by law. The Company will not defer payment of death benefits. RILA285 8

GENERAL PROVISIONS (CONT'D) ENTIRE CONTRACT. The Contract, application, if any, and any attached endorsements and amendments together make up the entire Contract between You and the Company. All statements made by the applicant to procure the Contract will, in the absence of fraud, be deemed representations and not warranties. INCONTESTABILITY. The Company may only contest this Contract when an applicant has procured the Contract by fraud, and only if permitted by law in the state in which the Company delivered the Contract or issued the Contract for delivery. MINIMUM VALUES. Any Withdrawal Values and death benefits that may be available under this Contract are not less than the minimum benefits required by any statute of the state in which the Contract is delivered. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No financial professional has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary; provided, however, that the Company may amend any Contract term, and administer the Contract, to conform to the Internal Revenue Code. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. OWNER. To the extent allowed by state law, the Company may refuse consent to an ownership change at any time, on a nondiscriminatory basis, if the ownership change would result in noncompliance with any applicable state or federal regulation. Unless restricted by endorsement, You may change the Owner or any Joint Owner. The Company will use the oldest Owner's age for all Contract purposes unless otherwise specified in the Contract. The Company will only be bound by a change of ownership if submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center, recorded and acknowledged by the Company. No person whose age exceeds the maximum issue age in effect for this Contract as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The Company reserves the right to limit the number of Joint Owners to two (2). The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. RILA285 9

GENERAL PROVISIONS (CONT'D) PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex, satisfactory to the Company at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival satisfactory to the Company. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable. Contract proceeds are not subject to the claims of creditors or to legal process unless required by applicable law. REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the primary Owner's address. If You have elected electronic delivery, a report may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period prior to the application of any MVA; 3. the Withdrawal Value at the end of the reporting period; 4. the MVA amount the Company used to determine the Withdrawal Value; 5. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 6. the death benefit at the end of the reporting period; and 7. any other information state and federal law require. You may receive copies of reports the Company provides upon request at no additional charge. You will receive a confirmation statement for certain transactions at the time they occur. SEPARATE ACCOUNT. The Company holds certain investments supporting the assets allocated to the Index Account in a non-insulated, non-unitized Separate Account. The Separate Account is established pursuant to the laws of the Company's domiciliary state solely for the purpose of supporting obligations under the Contract. You do not directly participate in the performance of assets held in the Separate Account; and do not have any direct claim on them. Assets of the Separate Account are chargeable with the claims of any of the Company's contract owners as well as the Company's creditors and are subject to the liabilities arising out of any other business the Company conducts. The Separate Account is not registered under the Investment Company Act of 1940. The name of the Separate Account is shown on the Contract Data Pages. TAXES. This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, for all Non-Qualified Contracts all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Internal Revenue Code. The Company will deduct any taxes attributed to the Contract and payable to a government entity from the Contract Value. The Company reserves the right to deduct any amounts the Company might advance to pay taxes from the Contract Value. The Company will withhold taxes required by law from any amounts payable from this Contract. RILA285 10

GENERAL PROVISIONS (CONT'D) WRITTEN NOTICE. Written information or instructions You intend to give the Company must be in Good Order and delivered to the Company's Service Center, unless the Company advises You otherwise. Instructions included in the Written Notice will take effect on the date the Company receives the notice in Good Order at the Company's Service Center, unless otherwise provided in the notice or in this Contract, or unless the Company advises You otherwise. The Company will deliver any notice or communication to Your last address in the Company's records unless You request otherwise in writing. If You have elected electronic delivery, communication may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. You are responsible for notifying the Company of any address change, email address change, or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the primary Owner's address. RILA285 11

CONTRACT OPTION PROVISIONS The Contract contains two (2) types of Contract Options: Fixed Account and Index Account. Upon Good Order, all Premium will be allocated to the Contract Options as elected on the application. The Company reserves the right to restrict or prohibit allocation of Premium to the Fixed Account at its discretion, on a non-discriminatory basis, at any time. No Premium will be accepted after the Issue Date. TRANSFERS. Transfers may only occur on the Contract Anniversary, when transferring out of the Fixed Account, and on the Index Account Option Term Anniversary when transferring out of an Index Account Option. When the Contract Anniversary or Index Account Option Term Anniversary occurs on a non-Business Day, the transfer will be effective on the following Business Day using the following Business Day's values. You will receive notice thirty (30) days prior to the Index Account Option Term Anniversary. The notice will include information on the Contract Options available to You. You may request a transfer to or from the Fixed Account and to or from the Index Account Options. You may also request transfers among the available Index Account Options within the Index Account. Transfers from an Index Account Option to the Fixed Account may incur an MVA. A request for a transfer must be received in Good Order prior to the Index Account Option Term Anniversary. If no transfer request is received on or prior to the Index Account Option Term Anniversary, the Fixed Account value will remain in the Fixed Account and the Index Account Option value(s) will be reallocated to the same Index Account Option(s) for the same term, Crediting Method and Index, if available. If the Crediting Method, or Index is no longer available as of the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated to the Fixed Account, without being subject to an MVA, until further instruction is received. If You do not select an Index Account Option term within thirty (30) days prior to the end of the expired Index Account Option term: 1. if the same Index Account Option term is available at the time and does not extend beyond the Income Date, the Company will renew the Index Account Option into the same Index Account Option term. 2. if the same Index Account Option term is available at the time but extends beyond the Income Date, the Company will select the available Index Account Option term that ends closest to but before the Income Date. 3. if the same Index Account Option term is not available at the time but would not extend beyond the Income Date were it available, the Company will select the available Index Account Option term with the period closest to but less than the Index Account Option term that just ended. Unless specified otherwise, transfers will be taken from the Index Account Options and the Fixed Account in proportion to their current value. The Company reserves the right, to restrict or prohibit transfers from the Index Account Option to the Fixed Account, at its discretion, on a nondiscriminatory basis, at any time. RILA285 12

CONTRACT OPTION PROVISIONS (CONT'D) Transfers from a Fixed Account will reduce the Fixed Account value by the transfer amount requested. Transfers into a Fixed Account will increase the Fixed Account value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option value by the transfer amount requested. Fixed Account. The Fixed Account is an annually renewable fixed account. The Company will credit interest to amounts allocated to the Fixed Account. Such interest will be credited at such rate(s) as the Company prospectively declares on a periodic basis, at the sole discretion of the Company. On each Contract Anniversary the interest rate for the Fixed Account is subject to change. In no event will the interest rate credited by the Company to the Fixed Account be less than the FAMIR, as shown on the Contract Data Pages, per annum. Index Account Option. An option within the Index Account for allocation of Contract Value, defined by term, Index, and Crediting Method. The terms, Indexes, and Crediting Methods available as of the Issue Date are shown on the Supplemental Contract Data Pages. Availability of terms, Indexes, and Crediting Methods are subject to change at the sole discretion of the Company on a non-discriminatory basis. Fixed Account Value. The Fixed Account value is equal to (1) the value of Premium and any amounts transferred from the Index Account into the Fixed Account, adjusted for any applicable MVA; (2) plus interest credited daily at a rate not less than the FAMIR, as shown on the Contract Data Pages, per annum; (3) less any gross partial withdrawals; (4) less any amounts transferred out of the Fixed Account. The Fixed Account Value will never be less than the FAMV. Index Account Value. The Index Account value is equal to the sum of the Index Account Option values. The Index Account Option value at the beginning of the Index Account Option term is equal to the amount allocated or transferred to the Index Account Option less the amount transferred out of the Index Account Option. Transfers out of the Index Account Option to the Fixed Account will be adjusted for any applicable MVA. During the Index Account Option term, the Index Account Option value is equal to the Interim Value, which is the greater of the Index Account Option value at the beginning of the term reduced for any partial withdrawals from the Index Account Option during the Index Account Option term, including any MVA, in the same proportion as the Interim Value was reduced on the date of the withdrawal, plus the prorated Index Adjustment subject to prorated Index Adjustment Factors and the IVPF, or zero. Additional detail on Index Adjustment Factors can be found in the Crediting Method endorsements and Supplemental Contract Data Pages. On the Index Account Option Term Anniversary, the Index Account Option value is equal to the greater of the Index Account Option value at the beginning of the Index Account Option term, reduced for any partial withdrawals from the Index Account Option during the Index Account Option term, including any MVA, in the same proportion as the Interim Value was reduced on the date of the withdrawal, plus the Index Adjustment subject to Index Adjustment Factors, or zero. Additional detail on Index Adjustment Factors can be found in the Crediting Method endorsements and Supplemental Contract Data Pages. RILA285 13

WITHDRAWAL PROVISIONS On or before the Income Date, You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Service Center in a form acceptable to the Company. The withdrawal will be processed after a withdrawal request is received at the Service Center in Good Order. If a total withdrawal is requested, You must submit the Contract to the Service Center with the withdrawal request. TOTAL WITHDRAWAL. During the MVA Period, the Withdrawal Value for a total withdrawal from the Contract is equal to the Contract Value adjusted for any applicable MVA. After the expiration of the MVA Period, the Withdrawal Value for a total withdrawal from the Contract is equal to Contract Value. A total withdrawal terminates Your Contract. In no event will a total withdrawal from the Fixed Account be less than the FAMV. No withdrawal may exceed the Withdrawal Value. PARTIAL WITHDRAWAL. Any partial withdrawal from an Index Account Option may be subject to an MVA. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. With the exception of an MVA Free Withdrawal, unless You request otherwise, a gross partial withdrawal will be deducted from the Fixed Account and the Index Account Option(s) in proportion to their current values. The gross partial withdrawal deducted from the Index Account Option(s) will then be adjusted for any applicable MVA. If the gross amount of the partial withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. The amount payable as a result of the partial withdrawal will be determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Service Center. Partial Withdrawals will reduce each Index Account Option's value at the beginning of the term in the same proportion that its Interim Value was reduced on the date of the withdrawal. QUALIFIED PLAN CONTRACT REQUIRED MINIMUM DISTRIBUTIONS. Qualified Plan Contract RMDs are based upon Your Contract Value, and applicable federal tax law requirements. You may request a withdrawal for an RMD by submitting a written request to the Service Center on a Company provided form. RILA285 14

WITHDRAWAL PROVISIONS (CONT'D) The Company will waive any MVA if the gross amount withdrawn does not exceed the Contract's RMD amount. However, if a gross withdrawal amount is greater than the Contract's RMD amount, the excess amount of the gross partial withdrawal is subject to an MVA in the same proportion as the gross withdrawal amount is deducted from the Index Account Option(s). AUTOMATIC WITHDRAWAL. You may elect to take an automatic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual or annual basis, subject to the Minimum Partial Withdrawal amount made as a scheduled part of an automatic withdrawal program, as shown on the Contract Data Pages. Automatic withdrawals are treated as partial withdrawals and will be counted in determining the amount taken as an MVA Free Withdrawal in any Contract Year. Automatic withdrawals in excess of the MVA Free Withdrawal amount may be subject to an MVA. If an automatic withdrawal causes the Withdrawal Value to fall to zero, future automatic withdrawals will terminate. If the automatic withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the automatic withdrawal as a total withdrawal and the Withdrawal Value will be paid. MVA FREE WITHDRAWAL. During each Contract Year, certain partial withdrawals from the Index Account will not incur an MVA. The amount of MVA Free Withdrawal available in any Contract Year is equal to the greater of: 1. the MVA Free Withdrawal Percentage, as shown on the Contract Data Pages, multiplied by the Index Account value at the beginning of the Contract Year; or 2. zero The MVA Free Withdrawal can be taken as a single withdrawal or multiple withdrawals throughout the Contract Year. The amount of Your MVA Free Withdrawal available will vary throughout the Contract Year depending on previous withdrawals of Your MVA Free Withdrawal amount. The amount of Your MVA Free Withdrawal available will reduce due to withdrawals from the Index Account during the Contract Year. MVA Free Withdrawals will be deducted from the Index Account Options in proportion to their current values within the Index Account. Any amount withdrawn to satisfy an RMD may reduce the amount of Your MVA Free Withdrawal available. No MVA Free Withdrawal may exceed the Withdrawal Value. Withdrawals during the Contract Year in excess of the MVA Free Withdrawal may be subject to any applicable MVA. RILA285 15

DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon Your death or the death of any Joint Owner, before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by You. Upon the death of the first Joint Owner, the surviving Joint Owner will become the Primary Beneficiary and will receive the death benefit payable. Any other Beneficiary designation on record at the Company's Service Center at the time of the first Joint Owner's death will be treated as a Contingent Beneficiary. ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. No death benefit is payable on the death of an Annuitant who is not also an Owner. If the Contract is owned by a legal entity, upon the death of the Annuitant, (in the case of Joint Annuitants, upon the death of the first Annuitant) the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner, or, if no Beneficiary(ies) survive the applicable death, to the Owner. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit amount before the Income Date is equal to the greater of: 1. the current Contract Value; or 2. Premiums paid into the Contract, less any applicable taxes, adjusted for any withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the issuance of the Contract. All adjustments will occur at the time of the withdrawal. All adjustments for amounts withdrawn will reduce this item in the same proportion that the Contract Value was reduced on the date of such withdrawal. DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless You designated a Pre-selected Death Benefit Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit options below: Option 1 - single lump-sum payment; Option 2 - payment of the entire death benefit distributed within five (5) years of the date of the relevant death; or Option 3 - Income Payments of the death benefit with distributions beginning within one (1) year of the date of the relevant death: (i) over the lifetime of the Beneficiary; or (ii) over a period not extending beyond the life expectancy of the Beneficiary. The Company may make available other death benefit payment options. A Beneficiary that wishes to elect payment under Option 3 must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Service Center. RILA285 16

DEATH BENEFIT PROVISIONS (CONT'D) Any portion of the death benefit not applied under Option 3 must be paid within five (5) years from Your death. The death benefit will remain invested in accordance with the allocation selected by You until a payout option is selected or the Beneficiary specifies otherwise. DEATH BENEFIT PAYMENT OPTIONS FOR QUALIFIED PLANS. For Qualified Plans, the death benefit payment options may be limited under the terms of the plan endorsement in order to qualify under the Internal Revenue Code. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none exist, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's share of the death benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay the death benefit to Your estate. PAYMENT OF DEATH BENEFIT. The Company will pay the death benefit to the Beneficiary upon receipt of a request for payment with Due Proof of the relevant death in Good Order at the Company's Service Center. If the Company has received Due Proof of death, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives a claim form with a payment option elected from that Beneficiary. If the Company has not received Due Proof of death or any other required documentation, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives any remaining required documentation. The Index Adjustments may cause the calculation of a Beneficiary's death benefit share to differ from the calculation of another Beneficiary's death benefit share. The Company will pay interest on a Beneficiary's death benefit share as required by law. Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Index Account Option until the Company calculates their share of the death benefit. If any death benefit is due to an Owner's estate, the Company will pay the benefit in a single lump-sum payment. If a single lump-sum payment is elected, the Contract will remain in force and will accrue interest, at current rate(s) based on the Contract's current Crediting Method/Index combinations, until the Company first receives Due Proof of death in Good Order. After that time, the rate of interest will equal the rate of interest applicable to death benefit left on deposit with the Company on the date of Your death. The Company will pay the death benefit in accordance with applicable laws and regulations governing death benefit payments and in accordance with the Company's administrative procedures. RILA285 17

DEATH BENEFIT PROVISIONS (CONT'D) Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Option, a spouse who is a Joint Owner or Beneficiary of the deceased Owner may elect to continue the Contract in his or her own name at an adjusted Contract Value as described below and exercise the Owner's rights under the Contract instead of taking the standard death benefit. For purposes of the Spousal Continuation Option, the "continuation date" is the date on which the Company receives the spouse's written request to elect the Spousal Continuation Option and Due Proof of the relevant death in Good Order at the Company's Service Center. If the Contract Value on the continuation date is less than the death benefit, an amount will be added to the Contract Value to make up the difference. This amount is referred to as the continuation adjustment. The Company will allocate the continuation adjustment to the Fixed Account. The continuation adjustment will have no effect on the FAMV. The MVA will continue with the same period as prior to the original Owner's death. For purposes of determining the future death benefits for the surviving spouse under the continuing Contract, the Contract Value following the application of any continuation adjustment will be considered the initial Premium of the continuing Contract. The Spousal Continuation Option is void in the event the original Contract Owner is no longer the Contract Owner or in the event the Contract has been assigned. The Spousal Continuation Option may be exercised only once and may not be available if You designated a Pre-selected Death Benefit Option. Pre-selected Death Benefit Option. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit options made available by the Company. You may do so by submitting a designation in a form acceptable to the Company in Good Order to the Company's Service Center. Pre-selected Death Benefit Options are effective only after being recorded by the Company. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Option unless the Internal Revenue Code requires otherwise, or Your election requires payment over a period that exceeds the Beneficiary's life expectancy as determined by the Company. Only You may revoke or change a Pre-selected Death Benefit Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Service Center. Revocations of and changes to a Pre-selected Death Benefit Option are effective only after being recorded by the Company. RILA285 18

INCOME PROVISIONS INCOME DATE. Income Payments begin on the Income Date. If You do not select an Income Date, the Income Date is the LID. You may change the Income Date to any date that is not later than the LID by submitting Written Notice in Good Order to the Company's Service Center at least seven (7) days before the Income Date. INCOME PAYMENT. On or before the Income Date, You may elect payment in a single lump- sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option to begin on the Income Date. The Company will apply the Contract Value, less applicable taxes, adjusted for any applicable MVA, to provide You income according to Your selected Income Option. INCOME OPTIONS. You may elect payment as provided in Options 1, 2, 3, or 4 below. You may elect an Income Option up to thirty (30) days before the Income Date by submitting Written Notice in Good Order to the Company's Service Center. The Company will make payment to You or another payee You specify. If You do not select an Income Option the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one (1) lump-sum payment instead of providing Income Payments according to the Income Option You elect. If the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually or annually to achieve an initial payment of at least $20, or the Company may pay out the Contract Value in one (1) single lump-sum payment. At the time of their commencement, Income Payments will not be less than those that would be provided by the application of an equivalent amount to purchase a single premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. No MVA applies to Contract Value applied to Option 1. OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a second person You designate. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and the designated second person before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. No MVA applies to Contract Value applied to Option 2. RILA285 19

INCOME PROVISIONS (CONT'D) OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make no fewer than 120 or 240 monthly payments to You. If the Owner is an entity, at the Annuitant's death, if fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to the Owner as previously scheduled. If the Owner is the Annuitant, in the event You die before the Company makes the specified number of guaranteed payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than (one) 1 percentage point higher than the rate used to calculate the initial Income Payment. No MVA applies to Contract Value applied to Option 3. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than (one) 1 percentage point higher than the rate used to calculate the initial Income Payment. No MVA applies to Contract Value applied to payments spread over five (5) years or more under Option 4. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options. DEATH BENEFIT AMOUNT AFTER THE INCOME DATE. If the Income Date precedes the Latest Income Date, upon any Owner's death, any remaining Income Payments will be paid in accordance with the Income Options of this Contract and will be paid at least as rapidly as the payment method in effect as of the Owner's death. If the Income Date is the LID, the death benefit amount is equal to the greater of zero or: 1. Premium paid into the Contract, less any applicable taxes, adjusted for any withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the issuance of the Contract through the LID. All adjustments will occur at the time of the withdrawal. All adjustments for amounts withdrawn will reduce this item in the same portion that the Contract Value was reduced on the date of such withdrawal; less 2. the Contract Value on the LID. RILA285 20

INCOME PROVISIONS (CONT'D) OWNER'S DEATH AFTER THE INCOME DATE. Upon the death of any Owner who is not also an Annuitant after the Income Date, any remaining Income Payments due will continue at least as rapidly as the payment method in effect as of the date of the Owner's death. Upon the death of the last surviving Joint Owner after the Income Date, any remaining Income Payments will be paid to the Beneficiary. ANNUITANT'S DEATH AFTER THE INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the Income Option elected. Any life-contingent Income Payments cease on the death of the Annuitant. BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. Upon the death of any Owner, the Company will pay any remaining Income Payments due to Primary Beneficiaries or, if none exist, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to remaining Income Payments due; in that circumstance, the Company will pay any remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay remaining Income Payments to Your estate. RILA285 21

TERMINATION PROVISIONS This Contract terminates and all Contract benefits, will end on the earlier of: 1. the date You take a total withdrawal; 2. the date the Contract Value is reduced to zero for any reason, or; 3. the date upon which the Company receives Due Proof of Your (or any Joint Owner's) death and all Beneficiaries' election of a death benefit payment option in Good Order at the Company's Service Center, unless the Contract is continued by the spouse under the Spousal Continuation Option. RILA285 22